Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 7, 2021, except for the stock split described in Note 1, which is as of August 2, 2021, with respect to the consolidated financial statements of Cadre Holdings, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Jacksonville, Florida
January 3, 2022